RELEASE AGREEMENT

This Release Agreement ("Agreement") is made by and between Entrust Limited and Sam Morcos ("You" or "Your").

RECITALS

1. The terms of Your separation from Entrust Limited are set out in the letter from James D. Kendry to You dated November 1, 2007 ("Letter");

2. The parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that You may have against Entrust Limited as defined herein, including, but not limited to, any and all claims arising or in any way related to Employee's employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the parties hereby agree as follows (effective as of the date that You accept this Agreement in accordance with Section C of the Letter):

COVENANTS
  Definitions

As used in this Agreement, "Entrust" and/or "Company" shall mean Entrust Limited, its parent, and all direct and indirect subsidiaries, affiliates, related and/or associated companies, of Entrust Limited's parent and all successors and assigns of all of the foregoing. Capitalized words and phrases defined in the Letter and used in this Agreement shall have the meaning set out in the Letter.

2. Reaffirmation of Your Duty of Confidence to the Company

  You hereby recognize and reaffirm the promises and obligations in the Intellectual Property and Confidentiality Agreement executed by You on or about Your start date.
  You acknowledge that You received in performing or in the course of Your duties during Your employment with the Company, confidential information pertaining to the activities, the technologies, the operations and the business, past, present and future, of the Company (including information provided to Company in confidence by third parties) which information is not in the public domain. You acknowledge that such confidential information belongs to the Company and that its disclosure or unauthorized use could be prejudicial to the Company and contrary to its interests.

3. Non-Disparagement

You agree not to reveal, disclose, use, or to cause to be revealed, disclosed, or used, or to assist in the revelation, disclosure or use of, any such information or material, or any other matter with respect to Entrust, which is injurious or harmful to any of the Company's interests, or the interest of any of its employees, officers or directors. Specifically, You shall issue no public statement on the business affairs, policies or the like of Entrust without the prior written consent of Entrust. Each Party also agrees not to defame, disparage, libel or slander the other Party.

4. Release

Except for any obligations incurred under this Agreement You wholly release Entrust, its officers, directors, agents and employees from all actions, causes of actions, complaints, demands and claims in existence prior to, on, or after the date hereof, directly or indirectly arising from Your employment with Entrust and/or the termination thereof. More particularly, You wholly release Entrust from claims for damages for wrongful dismissal at common law as well as all claims for non-salary benefits, vacation pay, bonuses, commissions, stock options, related employment expenses, and all claims under the Employment Standards Act, R.S.O. 1990, as amended, the Ontario Human Rights Code, and any other applicable legislation, whether arising before, on, or after the date hereof. Entrust releases you from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorney's fees) which arise out of actions taken by you while employed by the Company and for which you were acting in good faith, and for which you had no reasonable cause to believe the conduct was unlawful, improper, illegal or fraudulent, including, but not limited to, claims under federal, provincial or local law, constitution, statute, ordinance, or regulation.

5. Further Assistance

Upon such reasonable request, and on such terms as shall be mutually agreed by You and the Company, You shall make yourself available to provide to Entrust advice, assistance and information related to Your former job duties with the Company, including but not limited to offering and explaining evidence and providing sworn statement(s), deposition testimony and trial testimony as may be deemed necessary by Entrust for the preparation of its position in any legal proceeding(s) involving issues brought against or initiated by Entrust of which You have knowledge.

In the event that it is necessary for You to provide the aforementioned services, Entrust shall reimburse You for authorized reasonable and documented travel expenses including but not limited to transportation, lodging, meals and incidental expenses.

6. Entire Agreement

This Agreement, together with the Letter, constitutes the entire agreement and understanding between You and Entrust concerning Your separation from, and compensation by, Entrust and supersedes and replaces any and all prior and contemporaneous agreements, representations and understandings regarding said subjects. This Agreement is executed without reliance on any promise, warranty or representations by any party or any representative of any party other than those expressly contained in this Agreement.

7. Amendments

Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by authorized representatives of each party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the parties.

8. Governing Law

This Agreement and the performance hereunder shall be governed by and interpreted in accordance with the law of the Province of Ontario, excluding its provisions on conflict of laws. The venue for any disputes in respect to this Agreement or Your employment with Entrust shall be Ottawa, Ontario.

9. Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable by any competent authority, such illegality, invalidity or unenforceability shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement.

10. Binding

This Agreement shall be binding on the successors, heirs, assigns and legal representatives of the parties hereto.

11. Acknowledgment

You acknowledge having had the opportunity to obtain independent legal advice before executing this Agreement and acknowledge that You fully understand the nature of the Agreement that You are voluntarily entering into.

IN WITNESS WHEREOF THE COMPANY HAS DULY EXECUTED THIS AGREEMENT:

ENTRUST:

/s/ J D Kendry

_____________________________

James D. Kendry

IN WITNESS WHEREOF YOU HAVE DULY EXECUTED THIS AGREEMENT:

/s/ Joseph Wong Witness	/s/ Sam Morcos SAM MORCOS
Joseph Wong Printed Name	November 2, 2007 Date
November 2, 2007 Date